Exhibit 99.1

Rimage Names Manuel M. Almeida Executive Vice President of Sales and Marketing

To Strengthen Company’s Focus on Targeted Markets and Global Distribution Channel

Minneapolis, MN—August 24, 2007—Rimage Corporation (Nasdaq: RIMG) today announced that Manuel M. Almeida, formerly chief operating officer, has been named executive vice president of sales and marketing for the America’s to strengthen Rimage’s focus on its targeted markets, including retail and medical imaging, and on its global distribution channel. He also will remain responsible for the growing Rimage Japan operation as well as Rimage Services, the Company’s customer support group.

Almeida joined Rimage in 2003, following a 23-year career with Fuji Photo Film USA, Inc., where he had most recently served as vice president and general manager of the commercial imaging division. He was named chief operating officer in early 2006.

Almeida commented: “My entire professional career has been involved with various executive positions in sales and marketing, which I consider to be my primary strength. By assuming this new position, I will be able to focus my time and energy on executing the sales and marketing strategies related to our initiatives in our traditional channel as well as retail and medical imaging.

Bernard P. (Bernie) Aldrich, Rimage’s president and chief executive officer, added: “Manny has done a superior job as our chief operating officer, but we want to focus his unique business strengths and capabilities on our sales and marketing organization. Naming Manny to this new position represents a strategic decision to better align our resources with our long-term needs and to fully leverage the strengths of our management team. With Manny now focused on sales, marketing and Rimage Services, I will be responsible for operations, engineering, finance, human resources, information technology and Rimage Europe.”

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including digital photography, medical imaging and financial institutions.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144